EX-99.e.4

THIRD AMENDMENT TO THE ACADEMY FUNDS TRUST
DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT dated as of this 12th day of December, 2012, to the Distribution Agreement, dated as of January 19, 2012, as amended April 20, 2012 and June 29, 2012 (the “Agreement”), is entered into by and among ACADEMY FUNDS TRUST, a Delaware statutory trust (the “Trust”), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”) and INNOVATOR MANAGEMENT, LLC, a Delaware limited liability company and the investment advisor to the Trust (the “Advisor”),.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement effective at July 1, 2012; and

WHEREAS, Section 11 of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust, the Distributor and the Advisor agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ACADEMY FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/David Jacovini	By: /s/ James R. Schoenike
Name: David Jacovini	Name: James R. Schoenike
Title: President	Title: President
INNOVATOR MANAGEMENT, LLC
(with respect to section 5 only)

By: /s/David Jacovini
Name: David Jacovini
Title: President

Amended Exhibit B to the Distribution Agreement – Academy Funds Trust
QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE – Effective July 1, 2012

Distribution Annual Services Per Fund*
• .75 basis point (.0075) on all assets subject to the cap (minimum $15,000per fund, capped at $35,000)
• Default Sales Load, Distributor concession, if applicable, is paid to Quasar

Basic Distribution Fee to be offset by: 1) Default Sales Charges and 2) Underwriter Concessions.
If excess concession funds remain after the offset of Quasar’s distribution fee, Quasar will make the balance available for use by the Fund for pre-approved marketing expenses only at a rate of 80% of the remaining balance.  The remaining 20% will be retained by Quasar to offset Quasar expenses.

Advertising Compliance Review/FINRA Filings
• $225 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter (includes FINRA filing fee)
• Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
$100 per job for the first 10 pages (minutes if tape or video); $10 per page (minute if tape or video) thereafter
• FINRA Expedited Filing Service for 3 Day Turnaround
$1,100 for the first 10 pages (minutes if audio or video); $75 per page (minute if audio or video) thereafter.  (Comments are faxed.  FINRA may not accept expedited request.)
• Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
      $500 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.
Licensing of Investment Advisor’s Staff (if desired)
• $2,500 per year per registered representative
• Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
• $3,000 per FINRA designated branch location
• Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees.
Fund Fact Sheets
• Design - $1,000 per fact sheet, includes first production
• Production - $500.00 per fact sheet per production period
• All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.
• Web sites, brochures and other sales support materials – Project priced via Quasar proposal.

Chief Compliance Officer Support Fee*
▪           $1,200 /year

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
• typesetting, printing and distribution of Prospectuses and shareholder reports
• production, printing, distribution and placement of advertising and sales literature and materials
• engagement of designers, free-lance writers and public relations firms
• long-distance telephone lines, services and charges
• postage, overnight delivery charges
• FINRA registration fees [To include late U5 charge (if applicable)]
      (FINRA advertising filing fees are included in Advertising Compliance Review section above)
• record retention
• travel, lodging and meals

Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.